SUB-ITEM 77Q(2)

Based solely upon the Registrant’s review of the copies of such forms it received and written representations from such persons, the Registrant believes that through the date hereof all such filing requirements applicable to such persons were complied with, except for the following instances.  With respect to the Registrant, the initial statement of beneficial ownership of securities on Form 3 of Mr. Steven K. Norgaard, Director, was not filed within ten days after the event by which Mr. Norgaard became a reporting person.  Mr. Norgaard has since filed the initial statement of beneficial ownership of the Registrant’s securities with the U.S. Securities and Exchange Commission (the “SEC”).  Mr. Norgaard has no beneficial ownership of securities in the Registrant.  A statement of change of beneficial ownership on Form 4 of the MBH Trust, a stockholder of the Registrant, was not filed before the end of the second business day following the day on which a transaction resulting in a change in beneficial ownership was executed.  The MBH Trust has since filed the Form 4 with the SEC.